Exhibit 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT dated as of April 18, 2011 (the “Agreement”) is entered into among K•Swiss Inc., a Delaware corporation (the “Borrower”), K-Swiss Sales Corp., a Delaware corporation (the “Guarantor”) and Bank of America, N.A. (the “Bank”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement (as defined below).

RECITALS

WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement dated as of June 30, 2010 (as amended, amended and restated or modified from time to time, the “Loan Agreement”);

WHEREAS, the Guarantor entered into that certain limited guaranty dated as of June 30, 2010 (as amended, amended and restated or modified from time to time, the “Guaranty”); and

WHEREAS, the Borrower has requested that the Lenders amend the Loan Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. Effective as of the date hereof, (a) the Loan Agreement is hereby amended and restated to read as provided on Exhibit A attached hereto and (b) a new Schedule 10.16 is hereby added to the Loan Agreement to read as provided on Schedule 10.16 attached hereto.

2. Conditions Precedent. This Agreement shall be effective upon (a) the receipt by the Bank of counterparts of this Agreement duly executed by the Borrower, the Guarantor and the Bank and (b) payment by the Borrower of all reasonable and documented out-of-pocket fees and expenses of the Bank (including the reasonable fees and expenses of Moore & Van Allen PLLC, as counsel to the Bank) in connection with the preparation, negotiation, execution and delivery of this Agreement.

3. References to the Effect on the Loan Agreement and Related Documents. As of the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other related documents to the Loan Agreement (including, without limitation, by means of words like “thereunder”, “thereof’ and words of like import), shall mean and be a reference to the Loan Agreement, as amended hereby, and this Agreement and the Loan Agreement shall be read together and construed as a single instrument. Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Loan Agreement and all other related documents are and shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Loan Agreement or any of the related documents, nor constitute a waiver or amendment of any other provision of any of the Loan Agreement or any of the related documents or for any purpose except as expressly set forth herein.

4. Miscellaneous.

(a) The Loan Agreement, as modified hereby, and the obligations of the Borrower and the Guarantor thereunder and under the other related documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

(b) The Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Guaranty and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Guaranty or any of the related documents.

(c) The Borrower and the Guarantor hereby represent and warrant as follows:

(i) Each of the Borrower and the Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii) This Agreement has been duly executed and delivered by each of the Borrower and the Guarantor and constitutes each of the Borrower’s and the Guarantor’s legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower or the Guarantor of this Agreement.

(d) The Borrower and the Guarantor represent and warrant to the Bank that (i) the representations and warranties of the Borrower set forth in Section 6 of the Loan Agreement and in each other related document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	K•SWISS INC.,
a Delaware corporation

By: /s/ Steven Nichols
Name: Steven Nichols
Title: Chief Financial Officer

GUARANTOR:	K•SWISS SALES CORP.,
a Delaware corporation

By: /s/ George Powlick
Name: George Powlick
Title: Chief Financial Officer

BANK:	BANK OF AMERICA, N.A.,
as the Bank

By: /s/ Julie Yamauchi
Name: Julie Yamauchi
Title: Senior Vice President

Exhibit A

LOAN AGREEMENT

This agreement (as amended, amended and restated, modified or otherwise supplemented, this “Agreement”) dated as of June 30, 2010, is between Bank of America, N.A. (the “Bank”) and K•Swiss Inc. (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a) During the availability period described in Section 1.2 (the “Availability Period”), the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Twenty-One Million and 00/100 Dollars ($21,000,000.00).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them in U.S. Dollars or in one or more Alternative Currencies up to the Facility No. 1 Borrowing Limit. The “Facility No. 1 Borrowing Limit” means, as of any date of determination, an amount (the “Facility No. 1 Available Amount”) equal to (i) the Facility No. 1 Commitment minus (ii) the Foreign Credit Exposure.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Borrowing Limit. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand. The Borrower agrees not to permit the Dollar Equivalent of the outstanding principal balance of borrowings denominated in an Alternative Currency to exceed the Alternative Currency Sublimit. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand (it being understood that the Bank shall promptly inform the Borrower of the then in effect Spot Rates of the applicable Alternative Currencies in connection with any demand by the Bank pursuant to this sentence).

1.2 Availability Period. The line of credit is available between the date of this Agreement and July 1, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The first paragraph of this Section 1.2 notwithstanding, the Availability Period may be extended if and only if the Bank has sent to the Borrower a written notice of renewal effective as of the Facility No. 1 Expiration Date for the line of credit which is countersigned by the Borrower (the “Renewal Notice”). lf this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term “Facility No. 1 Expiration Date” shall mean the date set forth in the Renewal Notice as the Facility No. 1 Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice and will be earned and accrue upon Borrower’s execution of the Renewal Notice.

1.3 Repayment Terms.

(a) The Borrower will pay interest on July 1, 2010, and then on the first day of each month thereafter until payment in full of any principal outstanding under this facility.

(b) The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) or an interest period with respect to a LIBOR Rate Portion (as defined below) shall expire no later than the Facility No. 1 Expiration Date.

1.4 Interest Rate.

(a) The interest rate with respect to borrowings denominated in U.S. Dollars is a rate per year equal to the Bank’s Prime Rate minus 0.75 percentage points. The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

(b) The interest rate with respect to borrowings denominated in an Alternative Currency is the LIBOR Rate plus 1.25 percentage points plus (in the case of a LIBOR Rate Portion which is lent from an office of the Bank in the United Kingdom or a Participating Member State) the Mandatory Cost.

LIBOR Rate. The LIBOR Rate shall be subject to the following terms and requirements:

(i)	The interest period during which the LIBOR Rate will be in effect will be one month, two months, three months or six months. The first day of the interest period must be a Business Day. The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(ii)	Each LIBOR Rate Portion will be for an amount not less than the Alternative Currency Equivalent of One Hundred Thousand and 00/100 Dollars ($100,000.00) on the date of borrowing.

(iii)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =  London Inter-Bank Offered Rate

    (1.00 - Reserve Percentage)

Where,

(A)	“London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period for deposits in the relevant currency (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.

(B)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(iv)	The Borrower shall irrevocably request a LIBOR Rate Portion before 12:00 p.m. Eastern time on the Business Day that is three (3) Business Days before the date such LIBOR Rate Portion is to be borrowed, continued or converted.

(v)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(A)	Deposits in the principal amount and for periods equal to the interest period, of a LIBOR Rate Portion in the relevant currency are not available in the London inter-bank market;

(B)	The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion; or

(C)	If there has occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the opinion of the Bank would make it impracticable for such borrowing, continuation or conversion to be denominated in the relevant Alternative Currency.

(vi)	Upon demand of the Bank, the Borrower shall promptly compensate the Bank and hold the Bank harmless from any loss, cost or expense incurred by it as a result of:

(A)	any conversion, continuation, payment or prepayment of a LIBOR Rate Portion on any day other than the last day of the interest period applicable to such LIBOR Rate Portion;

(B)	any failure by the Borrower to prepay, borrow, continue or convert any LIBOR Rate Portion on the date or in the amount notified by the Borrower; or

(C)	any failure by the Borrower to make any payment of any LIBOR Rate Portion denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Portion or from fees payable to terminate the deposits from which such funds were obtained of from the performance of any foreign exchange contracts. The Borrower shall also pay the customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market for such currency, whether or not such LIBOR Rate Portion was in fact so funded.

1.5 Optional Interest Rates. With respect to borrowings denominated in U.S. Dollars, instead of the interest rate based on the rate stated in clause (a) of the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rate listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described in Section 2 of this Agreement. Any principal amount bearing interest at the LIBOR Rate or an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available:

(a) The IBOR Rate plus 1.25 percentage points.

1.6 Letters of Credit.

(a) During the availability period, at the request of the Borrower, the Bank will issue:

(i) commercial letters of credit denominated in U.S. Dollars with a maximum maturity of two hundred twenty-five (225) days but not to extend more than one hundred eighty (180) days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii) standby letters of credit denominated in U.S. Dollars with a maximum maturity of three hundred sixty-five (365) days but not to extend more than three hundred sixty-five (365) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Five Million and 00/100 Dollars ($5,000,000).

(c) In calculating the principal amount outstanding under the Facility No. 1 Available Amount, the calculation shall include the undrawn amount of any letters of credit outstanding and any and all amounts drawn on any letters of credit and not yet reimbursed.

(d) The following letters of credit are outstanding from the Bank for the account of the Borrower as of the date hereof:

Letter of Credit Number	Amount
3066459	$500,000
3066463	$70,000
3066464	$100,000
3066465	$30,120

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(e) The Borrower agrees:

(i) Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) If an Event of Default shall occur and be continuing, and if so elected by the Bank, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv) To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v) To pay negotiation fees of the greater of two-tenths (0.20%) of the amount of each drawing or Seventy Five Dollars ($75), and other reasonable fees at the times and in the amounts Bank advises Borrower from time to time, as being generally applicable to commercial letters of credit issued by the Bank, including without limitation, amendment, discrepancy, and cancellation fees.

(vi) To pay any reasonable issuance and/or other fees that the Bank notifies the Borrower are generally applicable to letters of credit issued by the Bank and will be charged for issuing and processing letters of credit for the Borrower.

(vii) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges; provided, that, the Bank shall provide written notice to the Borrower at least concurrently with any such charge.

(viii) To pay the Bank a non-refundable fee equal to 1% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated.

1.7 Acceptances. This line of credit up to a maximum face value outstanding of Five Million and 00/100 Dollars ($5,000,000.00) may be used for financing acceptance transactions in U.S. Dollars for a maximum tenor of one hundred eighty (180) days but not to extend beyond the Facility No. 1 Expiration Date. In calculating the principal amount outstanding under the Facility No. 1 Available Amount, the calculation shall include the face amount of any acceptances outstanding.

The Borrower agrees:

(a) Each acceptance shall be in an amount not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

(b) Any sum owed to the Bank under an acceptance may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(c) If an Event of Default shall occur and be continuing, to immediately prepay and make the Bank whole for any outstanding acceptances.

(d) The issuance of any acceptance is subject to the Bank’s express approval, in its reasonable discretion, and must be in form and content satisfactory to the Bank.

(e) To sign the Bank’s standard form agreement for acceptances, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing acceptances for the Borrower.

(f) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges; provided, that the Bank shall provided written notice to the Borrower at least concurrently with any such charge.

(g) The discount for each draft shall be at the discount rate in effect on the date of such acceptance for prime acceptances of equal tenor. The commission for each draft shall be equal to:

(i) one percent (1.0%) per annum of the face amount thereof for each acceptance greater than or equal to One Million Dollars ($1,000,000);

(ii) one and one half percent (1.50%) per annum of the face amount for each acceptance greater than or equal to Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars ($1,000,000);

(iii) one and three fourths percent (1.75%) per annum of the face amount for each acceptance less than Five Hundred Thousand Dollars ($500,000);

(iv) provided, however, that in no event shall the acceptance commission be less than Five Hundred Dollars ($500).

The acceptance commission with respect to each acceptance shall be payable in full on the date of creation of such acceptance.

1.8 Exchange Rates; Currency Equivalents.

(a) The Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of borrowings hereunder and Portions, in each case denominated in Alternative Currencies and shall notify the Borrower of each such determination of Spot Rates. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating financial covenants, if any, hereunder, or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of this Agreement and the related documents shall be such Dollar Equivalent amount as so determined by the Bank.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Portion bearing interest at the LIBOR Rate, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such borrowing or Portion bearing interest at the LIBOR Rate is denominated in an Alternative Currency, such amount shall be the Alternative Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Bank.

2.	OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on July 1, 2010, and then on the first day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an Event of Default, the Bank may terminate the availability of optional interest rates for interest periods commencing after the Event of Default occurs. At the end of each interest period, the interest rate will revert to the rate stated in Section 1.4, unless the Borrower has designated another optional interest rate for the Portion.

2.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than thirty (30) days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c) The “IBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate
(1.00 - Reserve Percentage)

Where,

(i) “IBOR Base Rate” means the interest rate at which Bank of America’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

(ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

(ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment of an IBOR Rate Portion earlier than the end of the applicable interest period.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2A.	COLLATERAL

2A.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement and/or pledge agreement. The collateral is further defined in security agreements and/or pledge agreements executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing the Borrower’s obligations under this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure the Borrower’s obligations under this Agreement.

(a) Securities and other investment property owned by the Borrower as described in the Pledge Agreements required by the Bank and executed in connection with this Agreement.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

3.	FEES AND EXPENSES

3.1 Fees.

(a) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Available Amount and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.125% per year.

This fee is due on July 1, 2010, and on the first day of each following quarter until the expiration of the availability period.

(b) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the Default. The imposition of a late fee shall be made in the Bank’s sole discretion.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for reasonable and documented expenses that include, but are not limited to, filing and recording and search fees.

3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any reasonable and documented expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments.

(a) Each payment by the Borrower will be made in immediately available funds in U.S. Dollars or the applicable Alternative Currency. Payments of borrowings denominated in U.S. Dollars will be made by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States. Payments of LIBOR Rate Portions denominated in an Alternative Currency will be made by the Borrower to the applicable deposit account specified by the Bank to the Borrower from time to time.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2 Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) In the case of U.S. Dollar advances and repayments, advances will be deposited in and repayments will be withdrawn from account number 14650-50692 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower. In the case of Alternative Currency advances and repayments, advances will be deposited in any account with the Bank of the Borrower or one of its Subsidiaries as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Payments.

(a) With respect to U.S. Dollar advances, the Borrower agrees that the Bank will debit deposit account number 14650-50692 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b) Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in Default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage points higher than the rate of interest otherwise provided under this Agreement.

(f) With respect to any payment of an advance denominated in an Alternative Currency, such payment shall be made in the applicable Alternative Currency at such account as is from time to time designated by the Bank to the Borrower. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower will make such payment in U.S. Dollars in the Dollar Equivalent of the Alternative Currency payment amount at the time of such payment, as such Dollar Equivalent amount is determined by the Bank.

4.4 Business Days. All payments and disbursements which would be due on a day which is not a Business Day will be due on the next Business day. All payments received on a day which is not a Business Day will be applied to the credit on the next Business Day.

4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed or, in the case of interest in respect of Portions denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any Event of Default and while such Event of Default exists or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any Event of Default.

4.7 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such foreign taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such foreign taxes had not been imposed. The Borrower will confirm that it has paid the foreign taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized, certified by an authorized officer of the Borrower or such guarantor, as applicable.

5.2 Governing Documents. A copy of the Borrower’s and K-Swiss Sales’s organizational documents, certified by an authorized officer of the Borrower or K-Swiss Sales, as applicable, and as of a recent date by the appropriate governmental authority of the state or other jurisdiction of the Borrower’s or K-Swiss Sales, as applicable, incorporation or organization.

5.3 Loan Documents. Receipt by the Bank of executed counterparts of this Agreement and the following documents, each executed by an authorized officer of the Borrower: (a) a Guaranty signed by K-Swiss Sales Corp. (“K-Swiss Sales”), (b) pledge agreements in favor of the Bank, (c) a collateral account control agreement by and between the Bank, the Borrower and Banc of America Securities LLC and (d) a collateral account control agreement by and between the Bank and the Borrower, in each case in form and substance satisfactory to the Bank.

5.4 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

5.5 Good Standing. Certificates of good standing for the Borrower and K-Swiss Sales from the Secretary of State of the State of Delaware.

5.6 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

5.7 Legal Opinion. Receipt by the Bank of a favorable opinion of legal counsel to the Borrower and K-Swiss Sales, addressed to the Bank, dated as of the date hereof, and in form and substance satisfactory to the Bank.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement and on the date of each borrowing and/or other credit extension hereunder, the Borrower makes the following representations and warranties. Each request for an extension of credit shall be deemed to constitute a renewal of these representations and warranties as of the date of the request:

6.1 Formation. It is duly incorporated and validly existing under the laws of its state of incorporation.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.4 Good Standing. It (a) is in good standing under the laws of its state of incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Agreement and each other document or agreement required by this Agreement and (c) is properly licensed and in good standing under the laws of each jurisdiction where it does business; except in each case referred to in clause (b)(i) or (c), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5 No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and any other document or agreement required by this Agreement to which the Borrower is a party do not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, taken as a whole, present fairly and accurately the Borrower’s (and any guarantor’s) financial condition as of the dates and for the periods to which they relate, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no event or circumstance, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or, to the knowledge of the Borrower, threatened against the Borrower which (a) purport to effect or pertain to this Agreement or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts, licenses, trademark rights, trade name rights, patent rights, copyrights and fictitious name rights material to the conduct of the business in which it is now engaged.

6.9 Compliance with Laws. The Borrower is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.10 Tax Matters. The Borrower has no knowledge of any material pending assessments or adjustments of its income tax for any year and all material taxes due have been paid, except as have been disclosed in writing to the Bank.

6.11 No Default. No Default has occurred and is continuing.

6.12 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.13 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those in favor of the Bank or those which have been approved by the Bank in writing.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds.

(a) To use the proceeds of Facility No. 1 only for its working capital and the working capital of its Subsidiaries.

(b) To not use the proceeds of Facility No. 1, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.2 Financial Information. To provide the following financial information and statements in form and detail acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within one hundred twenty (120) days of the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. The statements shall be prepared on a consolidated basis.

(b) Within sixty (60) days of the period’s end, quarterly financial statements of the Borrower. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c) Within sixty (60) days of the end of each fiscal quarter, copies of all registration statements and regular periodic reports, if any, which Borrower shall have filed after the date hereof with the Securities and Exchange Commission (or any governmental agency substituted therefore) or any national securities exchange; provided, that any written correspondence directing the Bank to copies of such registration statements and periodic reports available on the Securities and Exchange Commission’s EDGAR website or any successor website thereto shall be deemed to satisfy the Borrower’s obligations under this Section 7.2(c).

(d) Within one hundred twenty (120) days of the end of each fiscal year and within sixty (60) days of the end of each quarter, a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default under this Agreement and, if any such Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.4 Other Debts. To not create, incur, assume or suffer to exist any Indebtedness except:

(a) Indebtedness under this Agreement.

(b) Indebtedness existing on the date hereof and listed on Schedule 7.4(b) and any renewals, extensions or refinancings thereof; provided that the amount of any such Indebtedness shall not be increased at the time of any renewal, extension or refinancing.

(c) Additional purchase money Indebtedness (including obligations in respect of Capital Leases) for the acquisition of fixed or capital assets, which does not exceed an aggregate principal amount of Two Million Dollars ($2,000,000) in any fiscal year.

(d) Other Indebtedness not to exceed Five Million Dollars ($5,000,000) at any time outstanding; provided that such Indebtedness shall not be secured by a lien on the collateral described in Section 2A.1(a).

(e) Obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by the Borrower, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”.

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness shall only be permitted for five (5) Business Days from the date of incurrence and must be extinguished within five (5) Business Days of incurrence.

(g) Indebtedness in respect of deposits to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(h) Payables due to any Subsidiary that are (i) incurred in the ordinary course of business of the Borrower, (ii) directly attributable to cash transferred from such Subsidiary to the Borrower for investing or cash management purposes and (iii) in an amount not to exceed the amount of cash transferred from such Subsidiary to the Borrower; for so long as such cash transferred from such Subsidiary remains an asset of the Borrower.

7.5 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Liens and security interests in favor of the Bank.

(b) Liens for taxes, assessments or other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP.

(c) Liens existing on the date hereof and listed on Schedule 7.5(c) and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or permitted thereby is permitted by Section 7.4(b).

(d) Easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such real property and (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrower at such real property.

(e) Liens securing Indebtedness permitted by Section 7.4(c) and obligations under Capital Leases permitted by Section 7.4(b); provided, that, such liens do not at any time encumber any property other than the property financed by such Indebtedness or Capital Lease, (ii) the Indebtedness secured thereby does not exceed the cost on the date of acquisition (negotiated on an arm’s length basis) of the property being acquired and (iii) such liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof.

(f) Liens of sellers of goods to the Borrower arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

(g) Normal and customary rights of setoff and bankers’ liens existing solely upon cash and cash equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of banks or other depository institutions at which such accounts are maintained.

(h) Any interest of title of a lessor under, and liens arising from UCC financing statements relating to leases permitted by this Agreement.

(i) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments not constituting an Event of Default under Section 9.8).

(j) Statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established.

(k) Pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by any Plan or the PBGC under ERISA.

(l) Additional liens securing Indebtedness not to exceed Five Million Dollars ($5,000,000); provided that no such liens shall encumber the collateral described in Section 2A.1(a).

7.6 Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets outside of the ordinary course of the Borrower’s business other than (i) sales, assignments, leases, transfers or dispositions of assets in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000) in any fiscal year and (ii) dispositions of operating leases no longer useful in the Borrower’s business, as determined by the Borrower in a good faith determination that such action(s) is in the best interests of the Borrower. For the avoidance of doubt, this Section 7.6(a) shall in no event prohibit leases of the intellectual property of the Borrower to Subsidiaries and third parties in the ordinary course of business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) Except with a good faith determination of the Borrower that any such action or failure is in the best interests of the Borrower and is normal and customary in the ordinary course of the Borrower’s business, maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) Except with a good faith determination of the Borrower that any such action or failure is in the best interests of the Borrower and is normal and customary in the ordinary course of the Borrower’s business, make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

(f) Not to sell, assign, lease, transfer or otherwise dispose of all or substantially all of the Borrower’s business or the Borrower’s assets.

7.7 Loans and Investments. Not to make any Investment, except:

(a) Investments consisting of acquisitions of the equity interests of Persons or all or substantially all of the assets of Persons in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in any one fiscal year of Borrower, provided that Borrower has management and voting control of such entity(ies), and delivers to the Bank the guaranty of any such domestic entity in which (i) the aggregate of Investments in such entity is greater than Three Million Five Hundred Thousand Dollars ($3,500,000) or (ii) such entity’s total assets exceed Three Million Five Hundred Thousand Dollars ($3,500,000) or (iii) such entity’s total annual revenues exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

(b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and any prepayments and other credits to suppliers or vendors made in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization.

(c) Investments in any of the following:

(i) interest bearing certificates of deposit issued by any commercial banking institution issuing short-term obligations rated at least Prime 1 by Moody’s Investors Service (“Moody’s”), or at least A-1 by Standard & Poor’s Corporation (“S&P”), or at least F-1 by Fitch and organized under the laws of the United States or any state thereof;

(ii) prime commercial paper rated at least Prime 1 by Moody’s, or at least A-1 by S&P, or at least F-1 by Fitch;

(iii) U.S. treasury bills and other obligations of the federal government;

(iv) variable or fixed rate notes issued by any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”) or by the parent company of any Approved Bank or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) by Moody’s and maturing within six months of the date of acquisition;

(v) money market investment programs, classified in accordance with GAAP as current assets, registered under the Investment Company Act of 1940 which are administered by reputable financial institutions have capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses (i) through (iv).

(d) Investments consisting of extensions of credit to the Borrower’s joint ventures after the date of this Agreement that do not exceed an aggregate amount of Three Million Dollars ($3,000,000) outstanding at any one time, provided that the Borrower has management and voting control of such entity(ies).

(e) Investments consisting of loans to any of the Borrower’s executives, officers, directors, employees or shareholders not to exceed an aggregate amount of Three Million Dollars ($3,000,000) at any one time.

(f) Investments existing on the date hereof and listed on Schedule 7.7(f).

(g) Investments in K-Swiss Sales or any other Subsidiary that is a guarantor of the obligations of the Borrower hereunder prior to giving effect to such Investment.

(h) Investments by the Borrower in any Foreign Subsidiary solely with the proceeds of borrowings hereunder that are denominated in an Alternative Currency.

(i) Other than as permitted by Section 7.7(g) and (h), Investments in Subsidiaries not to exceed Ten Million Dollars ($10,000,000) at any one time outstanding.

7.8 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a) Enter into any consolidation, merger, or other combination, except for an acquisition permitted by Section 7.7(a) of this Agreement. Become a partner in a partnership, a member of a joint venture, or a member of a limited liability company except, in each case, as permitted in this Agreement.

(b) Acquire or purchase a business or its assets for consideration, including assumption of direct or contingent debt (except as permitted by Section 7.7(a) and 7.4 of this Agreement).

(c) Engage in any business activities substantially different from the Borrower’s present business.

(d) Liquidate or dissolve the Borrower’s business.

(e) Issue or have outstanding any shares of preferred equity interests that are mandatorily redeemable by the Borrower at the direction of the holder of such preferred equity interest, during the term of this Agreement.

(f) Enter into, or suffer to exist, any contractual obligation that encumbers or restricts on the ability of the Borrower to pledge the collateral described in Section 2A.1(a) pursuant to the pledge agreements required by this Agreement.

(g) Amend, modify or change its organizational documents in a manner materially adverse to Bank.

7.9 Notices to Bank. To promptly notify the Bank in writing of:

(a) Any lawsuit over One Million and 00/100 Dollars ($1,000,000.00) against the Borrower (or any guarantor) if filed or threatened in a writing to the Borrower.

(b) Any substantial dispute between any governmental authority and the Borrower (or any guarantor).

(c) Any Default or Event of Default.

(d) Any Material Adverse Effect.

(e) Any change in the Borrower’s legal name, legal structure or chief executive office.

Each notice required to be delivered pursuant to this Section 7.9 shall be accompanied by a statement of an officer of the Borrower setting forth the details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.9(c) shall describe with particularity any and all provisions that have been breached.

7.10 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

7.11 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business the failure with which to comply could reasonably be expected to result in a Material Adverse Effect. The Bank shall have no obligation to make any advance to the Borrower’s except in compliance with all applicable laws and regulations and the Borrower’s shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.12 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan

7.13 Books and Records. To maintain adequate books and records.

7.14 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time and with reasonable prior notice. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.16 Payment of Taxes. To pay and discharge, as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower.

7.17 Preservation of Existence, Etc.

(a) To preserve, renew and maintain in full force and effect its legal existence under the laws of its jurisdiction of incorporation.

(b) To preserve, renew and maintain in full force and effect its good standing under the laws of its jurisdiction of incorporation, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) To preserve and renew all of its material registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

8.	HAZARDOUS SUBSTANCES

8.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2 Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current material laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

8.3 Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4 Definition of Hazardous Substances. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

8.5 Continuing Obligation. The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.

9.	DEFAULT AND REMEDIES

If any of the following occurs (each, an “Event of Default”), the Bank may do one or more of the following: stop making any additional credit available to the Borrower and require the Borrower to repay its entire debt under this Agreement immediately and without prior notice. If a Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under Section 9.7, with respect to the Borrower, then the entire debt outstanding under this Agreement shall automatically be due immediately and the obligation of the Bank to make additional credit available to the Borrower shall automatically terminate.

9.1 Failure to Pay. (a) The Borrower fails to make a payment under this Agreement within five (5) days after the date when due or (b) any Obligor fails to make any payment under its guaranty.

9.2 Other Breach Under Agreement. The Borrower fails to perform or observe any covenant or agreement contained in this Agreement not otherwise specifically referred to in this Article and such failure continues for ten (10) days after the earlier of written notice from the Bank to the Borrower or knowledge of such failure by an executive officer of the Borrower.

9.3 False Information. Any representation or warranty made or deemed made in or in connection with this Agreement, any other document or agreement required by this Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when so made, deemed made or furnished.

9.4 Default under Related Documents. (a) The Borrower or any Obligor fails to perform or observe any covenant or agreement contained in any guaranty, subordination agreement, security agreement, pledge agreement (including without limitation the collateral maintenance provisions set forth in the pledge agreements executed in connection with this Agreement), collateral account control agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement, and such failure continues for the shorter of (i) ten (10) days after the earlier of written notice from Bank to the Borrower or knowledge of such failure by an executive officer of the Borrower or any Obligor and (ii) any applicable cure period for such covenant or agreement specified in such document or agreement or (b) any such document or agreement is no longer in full force and effect or (c) any Obligor purports to revoke or disavow its guaranty.

9.5 Other Bank Agreements. Any default occurs under (a) any loan agreement, letter agreement, credit agreement or other agreement evidencing the extension of credit by the Bank or any branch, affiliate or subsidiary of the Bank to a Subsidiary or (b) any Foreign Subsidiary Guaranty or (c) any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any branch, affiliate or subsidiary of the Bank (other than this Agreement and/or any of the documents and agreements described in Section 9.4) and such default continues for thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower. If, in the Bank’s opinion, any breach described in clauses (a) or (b) of this Section 9.2 is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of five (5) days after the date on which the Bank gives written notice of the breach to the Borrower.

9.6 Cross-default. (a) Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation or (b) any termination event, event of default or similar event occurs under any Swap Contract.

9.7 Insolvency Proceedings, Etc. The Borrower, any Obligor or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

9.8 Judgments. Any judgments or arbitration awards are entered against the Borrower, any Obligor or any Significant Subsidiary, or the Borrower, any Obligor or any Significant Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, that are Three Million Dollars ($3,000,000) or more in excess of any insurance coverage or established reserves.

9.9 Material Adverse Effect. A Material Adverse Effect occurs.

9.10 Change of Control. A Change of Control occurs.

9.11 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect:

(a) A Reportable Event shall occur.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.12 Other Liens. Any other lien or security interest attaches to any of the collateral described in Section 2A.1(a), except for liens of the Bank described in Section 7.5(g).

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank will be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied consistently with the most recent financial statements delivered by the Borrower pursuant to Section 7.2(a) (“GAAP”).

10.2 California Law. This Agreement is governed by California state law.

10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision”. This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control, If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, both parties shall agree on a successor arbitrator, but if the parties can not agree on a successor arbitrator within 30 days, then the Bank may appoint one unilaterally.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g) To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h) Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i) This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j) Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k) By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after Default. If the Bank waives a Default, it may enforce a later Default. Any consent or waiver under this Agreement must be in writing.

10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of a party’s in-house counsel.

10.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document or agreement required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent that such loss, liability, damages, judgments and/or costs are determined by a court of competent jurisdiction or judicial or arbitral body appointed or selected in accordance with the terms of Section 10.4 of this Agreement) of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Bank. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 Prior Agreement Superseded. This Agreement supersedes and replaces the Loan Agreement entered into as of June 1, 2005 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement. It is understood and agreed that the aggregate amount of debts, liabilities and obligations owing by the Foreign Subsidiaries to the Bank and any branch, subsidiary or affiliate of the Bank, in each case under one or more loan agreements, credit agreements or other agreements evidencing the extension of credit to a Foreign Subsidiary as of the date hereof, as determined by the Bank in its sole discretion, shall be deemed to be Foreign Credit Exposure hereunder.

10.13 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other document required to be delivered hereby), the Borrower acknowledges and agrees, and acknowledges its affiliates’ understanding, that: (a)(i) the services regarding this Agreement provided by Bank, are arm’s-length commercial transactions between the Borrower and its affiliates, on the one hand, and the Bank, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other documents required to be delivered hereby; (b)(i) the Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of affiliates or any other person and (ii) the Bank has no obligation to the Borrower or any of its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other documents contemplated hereby; and (c) the Bank and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and the Bank has no obligation to disclose any of such interests to the Borrower or its affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14 Patriot Act. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

10.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other related document in one currency to another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Bank hereunder or under any other related document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Judgment Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.16 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Alternative Currency” means Canadian Dollars, Euros and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the applicable Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) the Facility No. 1 Borrowing Limit and (b) $11,335,000. The Alternative Currency Sublimit is part of, and not in addition to, the Facility No. 1 Commitment.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of California and:

(a) if such day relates to any interest rate settings as to a Portion denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Portion, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Portion, “Business Day” means a TARGET Day;

(b) if such day relates to any interest rate settings as to a Portion denominated in a currency other than U.S. Dollars or Euro, “Business Day” means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than U.S. Dollars or Euro in respect of any Portion denominated in a currency other than U.S. Dollars or Euro, or any other dealings in any currency other than U.S. Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Portion (other than interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” means the occurrence of any one of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Nichols Persons, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity interests of the Borrower entitled to vote for members of the board of directors of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election, appointment or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body or (iii) whose election, appointment or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial appointment or nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Dollar Equivalent” means, at any time, with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Euro” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Foreign Credit Exposure” means, as of any date of determination, the aggregate amount of debts, liabilities and obligations owing by the Foreign Subsidiaries to the Bank and any branch, subsidiary or affiliate of the Bank, in each case under one or more loan agreements, credit agreements or other agreements evidencing the extension of credit to a Foreign Subsidiary, as determined by the Bank in its sole discretion.

“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of any state of the United States or the District of Columbia. For the avoidance of doubt, K•Swiss France SAS, K•Swiss Australia Pty. Ltd., K•Swiss Germany GMBH, KS U.K. Ltd., K•Swiss Retail Ltd., 1166789 Ontario Inc., K•Swiss International Ltd., Palladium SAS and K•Swiss Europe B.V. are Foreign Subsidiaries.

“Foreign Subsidiary Guarantees” means the collective reference to (i) that certain guaranty dated as of the Closing Date made by Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of Palladium SAS to Bank (as defined therein), (ii) that certain guaranty dated as of the Closing Date made by Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of 1166789 Ontario Inc. to Bank (as defined therein), (iii) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of K•Swiss France SAS to Bank (as defined therein), (iv) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank guaranteeing the obligations of K•Swiss Australia Pty. Ltd. to Bank (as defined therein), (v) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of K•Swiss Germany GMBH to Bank (as defined therein), (vi) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of KS U.K. Ltd. to Bank (as defined therein), (vii) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of K•Swiss Retail Ltd. to Bank (as defined therein), (viii) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of K•Swiss International Ltd. to Bank (as defined therein) and (ix) that certain guaranty dated as of the Closing Date made by the Borrower in favor of the Bank (as defined therein) guaranteeing the obligations of K•Swiss Europe B.V. (as defined therein) to Bank, in each case as the same may be amended, amended and restated, supplemented or otherwise modified; “Foreign Subsidiary Guaranty” means any one of the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, bid, performance or surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created), including, without limitation, any earn out obligations recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) the Swap Termination Value of any Swap Contract;

(j) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (i) above of any other Person; and

(k) all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Investment” means, as to any Person, the direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person and (c) the acquisition, in a single transaction or in a series of related transactions, of all or substantially all of the property of another Person or at least a majority of the voting equity interests of another Person (in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise).

“London Banking Day” means any day on which deposits in the applicable Alternative Currency are conducted by and between banks in the London interbank eurocurrency market.

“Mandatory Cost” means, with respect to any period, the percentage per annum determined in accordance with Schedule 10.16.

“Material Adverse Effect” means (a) a material adverse change in the business condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Bank under this Agreement or any document or agreement required to be delivered by this Agreement, (c) a material impairment of the ability of the Borrower (or any guarantor) to perform its material obligations under this Agreement or any document or agreement required to be delivered by this Agreement to which it is a party or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower (or any guarantor) of this Agreement or any document or agreement required to be delivered by this Agreement to which it is a party.

“Nichols Persons” means the collective reference to (a) Steven Nichols, (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of Steven Nichols and (c) a trust, the beneficiaries of which, or a corporation, partnership or limited liability company, the stockholders or general or limited partners or members of which, include only Steven Nichols or his spouse or lineal descendants, in each case to whom any Person set forth in (a) or (b) or any such trust, corporation, partnership or limited liability company has transferred the beneficial ownership of any capital stock of the Borrower.

“Obligor” means any guarantor or any party pledging collateral to the Bank.

“Participating Member States” means each state so described in any EMU Legislation.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Revaluation Date” means, with respect to Portions denominated in an Alternative Currency, each of the following: (a) each date of a borrowing thereof, (b) each date of a continuation thereof, (c) with respect to loans having an interest period of greater than one month, the initial date of such interest period and such date each month thereafter during such interest period and (d) such additional dates as the Bank shall specify in its reasonable discretion.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Significant Subsidiary” means (a) K•Swiss France SAS, K•Swiss Australia Pty. Ltd., K•Swiss Germany GMBH, KS U.K. Ltd., K•Swiss Retail Ltd., 1166789 Ontario Inc., K•Swiss International Ltd., Palladium SAS and K•Swiss Europe B.V. so long as, with respect to each such Subsidiary, any loan agreement, letter agreement, credit agreement or other agreement evidencing the extension of credit by the Bank or any branch, affiliate or subsidiary of the Bank to such Subsidiary has not expired or been terminated in accordance with the terms of such agreement and (b) any other Subsidiary that enters into any loan agreement, letter agreement, credit agreement or other agreement evidencing the extension of credit by the Bank or any branch, affiliate or subsidiary of the Bank to such Subsidiary, so long as such agreement has not expired or been terminated in accordance with the terms of such agreement.

“Spot Rate” for a currency means the rate determined by the Bank to be the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, the Bank may obtain such spot rate from another financial institution designated by the Bank if the Bank does not have as of the date of determination a spot buying rate for such currency.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests is at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, by the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or any affiliate of a Bank).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Bank to be a suitable replacement) is open for settlement of payments in Euros.

This Agreement is executed as of the date stated at the beginning of this Agreement.

BORROWER:

K•SWISS INC.

By:
Name:
Title:

Address where notices to the Borrower are to be sent:

31248 Oak Crest Drive
Westlake Village, CA 91361

BANK:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Address where notices to the Bank are to be sent:

Bank of America, N.A.
333 S. Hope Street
Los Angeles, CA 90071

Schedule 10.16

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate the Bank for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each interest period with respect to a LIBOR Rate Portion (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below and will be expressed as a percentage rate per annum. The Bank will, at the request of the Borrower, deliver to the Borrower, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate when the Bank is lending from a lending office in a Participating Member State will be the percentage that is the Bank’s reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate when the Bank is lending from a lending office in the United Kingdom will be calculated as follows:

(a)	in relation to any loan in Sterling:

AB+C(B-D)+E × 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any loan in any currency other than Sterling:

E × 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the applicable interest rate, the Mandatory Cost and any interest charged on overdue amounts and, in the case of interest (other than on overdue amounts) charged at a default rate, without counting any increase in interest rate effected by the charging of such default rate) payable for the relevant interest period of such LIBOR Rate Portion.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.

“E”	is designed to compensate the Bank for amounts payable under the Fees Rules and is calculated by the Bank as being the average of the most recent rates pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Borrower, the Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Borrower, the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Bank.

8.	Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Bank shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

9.	The Bank may from time to time, after consultation with, and notification to, the Borrower, make any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.